Exhibit 99.3

Trammell Crow Company
Balance Sheet

(in thousands)

		December 31,
	June 30, 2003	2002
	(UNAUDITED)	(E)
Assets:
Current assets
Cash and cash equivalents	$59,241	$78,005
Restricted cash	8,254	8,921
Accounts receivable, net of allowance for doubtful accounts	89,211	116,316
Receivables from affiliates	2,650	3,838
Notes and other receivables	13,552	14,806
Deferred income taxes	3,447	3,654
Real estate under development (B)	10,430	3,530
Assets held for sale (A)	45,883	67,286
Other current assets	16,458	8,485
Total current assets	249,126	304,841

Furniture and equipment, net	19,774	23,172
Deferred income taxes	20,327	20,904
Real estate under development (B)	39,483	50,466
Real estate held for investment (B)	79,114	54,070
Investments in unconsolidated subsidiaries(C)	66,932	71,463
Goodwill, net	74,198	74,178
Other assets	19,154	22,972
	$568,108	$622,066

Liabilities and Stockholders’ Equity:
Current liabilities
Accounts payable	$16,806	$20,175
Accrued expenses	74,090	104,595
Income taxes payable	554	3,121
Current portion of long-term debt	3,471	70
Current portion of capital lease obligations	2,388	2,989
Current portion of notes payable on real estate	37,684	19,670
Liabilities related to assets held for sale (D)	33,705	49,951
Other current liabilities	6,458	8,124
Total current liabilities	175,156	208,695
Long-term debt, less current portion	10,430	19,000
Capital lease obligations, less current portion	338	658
Notes payable on real estate, less current portion	41,691	45,402
Other liabilities	1,093	86
Total liabilities	228,708	273,841
Minority interest	33,755	39,871

Stockholders’ equity
Preferred stock	—	—
Common stock	377	362
Paid-in capital	191,913	178,977
Retained earnings	135,059	130,874
Accumulated other comprehensive loss	317	(589)
Less: Treasury stock	(11,551)	(464)
Unearned stock compensation, net	(10,470)	(806)
Total stockholders’ equity	305,645	308,354
	$568,108	$622,066

		December 31,
(A) Assets held for sale consist of the following:	June 30, 2003	2002
Real estate (B)	$45,501	$66,107
Other assets	382	1,179
	$45,883	$67,286

(B) Total real estate owned was $174,528 and $174,173 at June 30, 2003 and December 31, 2002, respectively.

		December 31,
(C) Investments in unconsolidated subsidiaries consist of the following:	June 30, 2003	2002
Real estate development	$41,864	$45,433
Other	25,068	26,030
	$66,932	$71,463

		December 31,
(D) Liabilities related to assets held for sale consist of the following:	June 30, 2003	2002
Notes payable on real estate	$32,847	$48,735
Other liabilities	858	1,216
	$33,705	$49,951

(E) In accordance with FAS 144, certain assets and liabilities at December 31, 2002, have been reclassified to conform to the presentation at June 30, 2003.